                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

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                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     / / Definitive Proxy Statement

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     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Gannett Co., Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              Gannett Co., Inc.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                [GANNETT LOGO]

JOHN J. CURLEY
Chairman, CEO
and President

                                            March 22, 1996

Dear Shareholder:

     On behalf of your Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, May 7, 1996, at 10:00 a.m., at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia.

     At this meeting you will be asked to vote for the election of four directors, to vote for certain amendments to the Company's 1978 Executive Long-Term Incentive Plan and for the election of Price Waterhouse as the Company's independent auditors for the 1996 fiscal year. These matters are discussed in detail in the attached proxy statement.

     Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

     There also are three shareholder proposals that we understand will be presented for consideration at the meeting. The shareholder proposals also are discussed in the attached proxy statement.

     Your Board believes these three proposals are not in the best interests of the Company and its shareholders and recommends that you vote against them.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Please sign and date the enclosed proxy card and return it in the envelope provided.

     Thank you for your continued support.

                                            Cordially,

                                            /s/ JOHN J. CURLEY
                                            ------------------
                                                John J. Curley

           1100 Wilson Boulevard, Arlington, VA 22234 (703) 284-6000

                                [GANNETT LOGO]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 1996
                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia, at 10:00 a.m. on May 7, 1996 for the following purposes:

          (1) to elect four directors;

          (2) to act upon a proposal concerning amendments of the 1978 Executive Long-Term Incentive Plan;

          (3) to act upon a proposal to elect Price Waterhouse as the Company's independent auditors for the 1996 fiscal year; and

          (4) to consider three shareholder proposals and to transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 8, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                            By Action of the Board of Directors

                                            /s/ THOMAS L. CHAPPLE
                                            ---------------------
                                                Thomas L. Chapple
                                                  Secretary

Arlington, Virginia
March 22, 1996

                                [GANNETT LOGO]

                                PROXY STATEMENT

                      1996 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett Co., Inc. for the Annual Meeting of Shareholders to be held on May 7, 1996.

     The close of business on March 8, 1996 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were 140,753,924 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     Shares represented by proxies will be voted in accordance with the specifications made on the proxy card by the shareholder. Any proxy not specifying the contrary will be voted in the election of directors for the Board of Directors' nominees, in favor of the proposal to amend the 1978 Executive Long-Term Incentive Plan, in favor of the proposal regarding the election of auditors and against the three shareholder proposals. A shareholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the meeting and voting in person, or by otherwise notifying the Company prior to the meeting. If you are a participant in the Company's Dividend Reinvestment, Employee Stock Ownership or 401(k) Plans, shares of Gannett stock which are held for you in those plans may be voted through the proxy card accompanying this Proxy Statement. If no instructions are given by you, shares held in the Dividend Reinvestment Plan will not be voted. All shares in the Employee Stock Ownership and 401(k) Plans for which no instructions are received will be voted by the trustees in the same proportion as shares for which the trustees receive instructions from participants.

     The principal executive offices of the Company are located at 1100 Wilson Boulevard, Arlington, Virginia 22234. This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 22, 1996.

                       PROPOSAL 1--ELECTION OF DIRECTORS

     The Board of Directors conducts its business through meetings of the Board and through activities of its committees. Among the committees of the Board are the Management Continuity Committee, the Executive Compensation Committee and the Audit Committee.

     The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 1997 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company prior to February 1, 1997. The Committee consists of Meredith A. Brokaw, Chair, John J. Curley, Drew Lewis, and Carl T. Rowan. The Committee met 3 times during 1995.

     The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives, grants awards under and administers the Company's executive incentive plans, and generally assumes responsibility for all matters related to the foregoing. The Committee consists of Thomas A. Reynolds, Jr., Chair, Peter B. Clark, and Dolores D. Wharton. None of the members of the Committee is an employee of the Company. The Committee met 6 times during 1995.

     The Audit Committee periodically reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee consists of Stuart T. K. Ho, Chair, Andrew F. Brimmer, Drew Lewis, Josephine P. Louis and Thomas A. Reynolds, Jr. None of the members of the Committee is an employee of the Company. The Committee met 4 times during 1995.

     The Board of Directors of the Company is currently composed of 13 directors, but following the retirement discussed below, the Board size will be reduced to 12 directors. The By-laws of the Company provide that each director, in order to be eligible for election to the Board, must own at least one thousand shares of the Common Stock of the Company. Under the Company's Certificate of Incorporation and By-laws, the Board is divided into three classes, as nearly equal in number as possible. At each Annual Meeting of Shareholders, directors constituting one class are elected for a three-year term. The Board of Directors intends to nominate the four persons named below for election to the Board of Directors. All of the nominees are currently directors. If elected, they will serve until the Annual Meeting of Shareholders to be held in 1999 or until such time as their respective successors are elected. The Company's By-laws provide that a director may not serve after the annual meeting following the director's 70th birthday or, in the case of directors who are also employees, the 65th birthday. Carl Rowan reached age 70 on August 11, 1995 and will retire from the Board on May 7, 1996, after serving six years as a director. Dr. Brimmer will reach age 70 in September 1996 and, will retire from the Board by the 1997 Annual Meeting. Mr. Melton, who is an employee, will reach age 65 on July 24, 1996 and will retire from the Board by the 1997 Annual Meeting. The Board of Directors held 7 meetings during 1995. All of the directors attended at least 75% of the total meetings of the Board and any committee on which they served.

     The Board believes that all the nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. A plurality of the votes cast at this meeting by the holders of stock entitled to vote in the election is required for election of the directors. The four nominees with the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, under New York Stock Exchange rules the broker may exercise its discretionary authority to vote for the Board of Directors' nominees.

     The following sets forth information concerning the principal occupations and business experience of the nominees and of those directors whose terms of office will continue following the Annual Meeting.

     THE FOLLOWING PERSONS HAVE BEEN NOMINATED FOR ELECTION AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 1996:

                               MEREDITH A. BROKAW

     Mrs. Brokaw, 55, owns and operates Penny Whistle Toys, Inc., in New York City, and is the author of seven children's books. She is a director of Conservation International, Washington, D.C. She has been a director of Gannett since 1983.

                                 PETER B. CLARK

     Mr. Clark, 67, was Chairman, President and Chief Executive Officer of The Evening News Association, which merged with Gannett in 1986. He was Publisher of The Detroit News from 1963 to 1981. He was President of The Evening News Association from 1963 until his retirement in 1986. In 1987, he was Regents Professor at the Graduate School of Management, University of California at Los Angeles. He is also a trustee of Harper-Grace Hospital, Detroit, Michigan. He has been a director of Gannett since 1986.

                                 JOHN J. CURLEY

     Mr. Curley, 57, is Chairman, President and Chief Executive Officer of Gannett. He was President and Chief Executive Officer of the Company from 1986 to 1989 and President and Chief Operating Officer of Gannett from 1984 to 1986. He has served the Company in various other executive capacities since 1983 and has been a director since 1983. Mr. Curley is a member of the Dickinson College Board of Trustees.

                               JOSEPHINE P. LOUIS

     Mrs. Louis, 65, is Chairman and Chief Executive Officer of Eximious Inc. and Eximious Ltd. She is a director of HDO Productions, Inc. and a trustee of the Chicago Horticultural Society and the Chicago Historical Society. She has been a director of Gannett since 1994.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1997 ANNUAL MEETING:

                                ROSALYNN CARTER

     Mrs. Carter, 68, is the former First Lady. She serves as a member of the Board of Directors of the Carter Presidential Center and Friendship Force International, Rosalynn Carter Institute of Georgia Southwestern College, the Board of Advisors of Habitat for Humanity, Inc., and the Board of Trustees of The Menninger Foundation. She has been a director of Gannett since 1983.

                                   DREW LEWIS

     Mr. Lewis, 64, is Chairman and Chief Executive Officer of Union Pacific Corporation. He was President and Chief Operating Officer of Union Pacific Corporation from 1986 to 1987 and Chairman and Chief Executive Officer of Union Pacific Railroad Company in 1986. He served as the United States Secretary of Transportation from 1981 to 1983. He is a director of Union Pacific Corporation, Union Pacific Resources Group Inc., American Express Company, American Telephone & Telegraph Company, Ford Motor Company and the FPL Group, Inc. He has been a director of Gannett since August 21, 1995.

                            THOMAS A. REYNOLDS, JR.

     Mr. Reynolds, 67, is Chairman Emeritus of the law firm of Winston & Strawn, Chicago, Illinois. He is also a director of Jefferson Smurfit Group and Union Pacific Corporation. Winston & Strawn performed legal services for Gannett in 1995. He has been a director of Gannett since 1979.

                               DOLORES D. WHARTON

     Mrs. Wharton, 68, is Chairman and Chief Executive Officer of the Fund for Corporate Initiatives, Inc., a non-profit organization devoted to strengthening the role of women and minorities in the corporate world through professional development and upward mobility programs for younger executives. She is also a director of the Kellogg Company and COMSAT Corporation. She has been a director of Gannett since 1979.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1998 ANNUAL MEETING:

                               ANDREW F. BRIMMER

     Dr. Brimmer, 69, is President and a director of Brimmer & Company, Inc., an economic and financial consulting firm in Washington, D.C. He is also Chairman of the District of Columbia Financial Responsibility and Management Assistance Authority and a former member of the Federal Reserve Board. Dr. Brimmer served as a visiting professor at the Harvard Business School from 1974 to 1976 and as a governor of the Federal Reserve System from 1966 to 1974. He is a director of Airborne Express, BankAmerica Corporation and Bank of America NT&SA, BlackRock Investment Income Trust, Inc. (and other Funds), Carr Realty Corporation, Connecticut Mutual Life Insurance Company, E.I. duPont de Nemours & Company, Navistar International Corporation, and PHH Corporation. He is also a Trustee of the College Retirement Equities Fund. He has been a director of Gannett since 1980.

                                STUART T. K. HO

     Mr. Ho, 60, is Chairman of the Board and President of Capital Investment of Hawaii, Inc. Mr. Ho is also a director of Aloha Airgroup, Inc., Bancorp Hawaii, Inc., and Capital Investment of Hawaii, Inc. He is also a Trustee of the College Retirement Equities Fund. He has been a director of the Company since 1984.

                            DOUGLAS H. MCCORKINDALE

     Mr. McCorkindale, 56, is Vice Chairman and Chief Financial and Administrative Officer of Gannett and has served the Company in various other executive capacities since 1971. He is also a director of Continental Airlines, Inc. and Frontier Corporation and a director of seven funds which are part of the Prudential group of mutual funds. He has been a director of Gannett since 1977.

                                ROLLAN D. MELTON

     Mr. Melton, 64, is Chairman and Chief Executive Officer of Speidel Newspapers Inc., a Gannett subsidiary, and serves as a columnist for the Reno Gazette-Journal. He is also a director of the National Judicial College and the John Ben Snow Trust and Foundation. Mr. Melton has served as President or Chairman and as Chief Executive Officer of Speidel since 1972. He has been a director of Gannett since 1977.

SECURITIES OWNED BY GANNETT MANAGEMENT

     The following table shows the number of shares of Gannett Common stock beneficially owned by all directors, including the nominees listed above and the named executive officers, on March 1, 1996:

      NAME OF OFFICER OR DIRECTOR                        TITLE                   SHARES OWNED
---------------------------------------   -----------------------------------    ------------
John J. Curley.........................   Chairman, President & CEO                  625,594
Douglas H. McCorkindale................   Vice Chairman, Chief Financial &
                                            Administrative Officer                   445,288
Gary L. Watson.........................   President/Newspaper Division                85,463
Cecil L. Walker........................   President/Broadcasting Division             40,116
Thomas Curley..........................   President and Publisher, USA TODAY          57,390
Andrew F. Brimmer......................   Director                                     3,444
Meredith A. Brokaw.....................   Director                                     5,924
Rosalynn Carter........................   Director                                     4,386
Peter B. Clark.........................   Director                                     2,164
Stuart T. K. Ho........................   Director                                     7,642
Drew Lewis.............................   Director                                     4,000
Josephine P. Louis.....................   Director                                    58,065
Rollan D. Melton.......................   Director                                    50,556
Thomas A. Reynolds, Jr. ...............   Director                                    10,006
Carl T. Rowan..........................   Director                                    10,612
Dolores D. Wharton.....................   Director                                     5,000
All directors and executive officers as
  a group (38 persons including those
  named above).........................                                            1,794,310

     The number of shares shown for the persons named above represents in each instance less than 1% of the outstanding shares. All directors and executive officers as a group beneficially owned 1,794,310 shares of the Company's Common Stock on March 1, 1996, which represents 1.3% of the outstanding shares. Of the shares reported, the following shares are included because they may be purchased pursuant to stock options that were exercisable on March 1, 1996 or will become exercisable by May 7, 1996: Mr. John Curley--418,740; Mr. McCorkindale--266,250; Mr. Watson--54,745; Mr. Walker--23,150; Mr. Thomas Curley--37,985; all executive officers as a group--1,048,778. For all shares presently owned, each director or executive officer possesses sole voting power and sole investment power, except for Mr. Melton, who shares investment and voting power with respect to 50,000 shares held in trust.

     Certain shares have not been reported above because, in each case, the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members or in trust: Mr. Clark--300; Mr. Ho--6,508; Mr. Rowan--1,300; Mr. McCorkindale--457; all directors and executive officers as a group--15,737.

     The shares reported above do not include 700,700 shares of the Company's Common Stock owned as of March 1, 1996 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Retirement Plan Committee, which has the power to direct the voting of those shares: John Curley, Douglas McCorkindale, Richard L. Clapp (Senior Vice President, Personnel), and Jimmy L. Thomas (Senior Vice President, Financial Services and Treasurer).

COMPENSATION OF DIRECTORS

     The Company compensates its directors through the payment of annual fees and meeting fees. The annual fee is $42,500. Each director also receives a fee of $1,250 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives a fee of $1,000 for each committee meeting attended. Directors who are employees of the Company or its subsidiaries receive no director fees. Directors may elect to defer payment of their fees to future years under the 1987 Deferred Compensation Plan, which provides for eight investment options, including mutual funds and a Gannett Common Stock fund.

     The Company has established a Retirement Plan for Directors in which non-employee members of the Board of Directors are eligible to participate. The annual benefit under the Plan is equal to a percentage of the highest annual director's compensation during the ten years of service preceding the director's retirement from the Board as follows: 10 years or more, 100%; nine years, 90%; eight years, 80%; seven years, 70%; six years, 60%; five years, 50%; and less than five years, 0%. The annual benefit will be paid each quarter for 10 years except in the case of lump sum payments in the event of death.

                       COMPENSATION OF GANNETT MANAGEMENT

     The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing and administering Gannett's compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. The following is the Committee's report on its decisions concerning compensation of executives during 1995:

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     In 1995, the Committee continued to emphasize the important link between the Company's performance, which benefits its shareholders, and the compensation of its executive officers.

     In making its compensation decisions, the Committee first considered the Company's performance, as evidenced by earnings per share, operating income as a percentage of sales, stock price and overall market value, together with management's recommendations and the Committee's subjective judgment. The Committee also compared the Company's performance to that of its competitors and concluded that the Company's performance was superior. Companies with comparable revenues in other industries are also surveyed to ensure that executive compensation is competitive in the overall marketplace. The Committee believes that the Company should compensate its executives better than its competitors in order to continue to attract and retain the most talented people. (References to "competitors" are to the companies that constitute the S&P Publishing/Newspaper Index used in the performance graph on p. 11.)

     In making its decisions about compensation, in order to continue its policy of tying the interests of its senior executives closely with those of the Company's shareholders, the Committee placed continued emphasis on increasing key executives' ownership of Gannett Common Stock as a component of their compensation. The Committee believes that ownership of stock creates a greater incentive for key executives to manage the Company so as to increase shareholder value. In addition the Board is proposing amendments to the Company's 1978 Long-Term Incentive Plan (the "Plan") in order to continue the availability of stock awards under the Plan and to comply with certain changes in the tax law.

     The Committee continued the executive share ownership policy, which encourages the five highest-paid officers to own Gannett Common Stock equal to three times their salary range midpoint and other key executives to own Gannett Common Stock equal to their salary range midpoint.

COMPENSATION POLICY: PAY FOR PERFORMANCE.

     The Company's compensation policy is based on the principle of pay for performance.

     The compensation program for executive officers is composed of three elements: salaries, annual bonuses under the Company's Executive Incentive Plan, and long-term incentive stock awards under the Plan. These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and bonuses result in immediate payout for performance, while the value of incentive stock awards under the Plan depend upon long-term results. The individual elements of compensation provided by the Company are discussed in detail below.

     It is important to note that, while the Committee considers a number of performance factors relating to the Company and to individual performance in making individual compensation decisions, the Committee applies its own subjective good judgment in making final determinations.

     In 1992, the Committee adopted the following Compensation Policy, which continues to guide the Committee in making its compensation decisions:

                              Compensation Policy

     The Gannett Board of Directors' Executive Compensation Committee has in place a compensation program which it believes to be fair to employees and shareholders and externally competitive and reasonable.

     The program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. It consists of cash compensation, including salary and bonus, to reward short-term performance, and long-term stock awards, including stock incentive rights and stock options, to promote long-term results.

     The Executive Compensation Committee believes that management should benefit together with shareholders as the Company's stock increases in value.

     To encourage growth in shareholder value, stock options and, except for certain officers and key executives, stock incentive rights are granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. These stock awards mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of years. This focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In making its compensation decisions, compensation comparisons are made with companies Gannett's size and with companies in news, information and communications. The Executive Compensation Committee reviews the Company's and its competitors' earnings to determine where Gannett falls with regard to the group. The comparison spans one to four years, the same length of time as stock incentive rights and stock options vest. How the Company's stock has performed over a similar period of time is also reviewed and taken into account in the overall compensation plan.

     A job grading system is used to make equitable grants. At the lower end of the management ranks more emphasis is placed on cash and stock incentive rights with the bonus target increasing through the ranks. Options are given in larger amounts as the job rank increases because these performers can more directly influence long-term results.

     In 1995, in establishing the compensation of executive officers, the Committee reviewed and applied this Compensation Policy and considered the performance of executive officers relative to the Company's business objectives and its competitors' performance. The Company's material business objectives are performance against budget, product quality and employee development.

     The Committee has also reviewed the 1995 executive compensation in light of the $1 million ceiling on tax deductions for compensation that is included in section 162(m) of the Internal Revenue Code. The Committee has concluded that all of the Company's 1995 compensation expense will be deductible for federal income tax purposes. The Company is undertaking a review of its Executive Incentive Plan (bonus plan) and certain aspects of its 1978 Long-Term Incentive Plan in the context of the limitations on deductibility of executive compensation under Section 162(m) and to have compensation competitive in the overall marketplace. After completion of this review, the Committee may present appropriate amendments to shareholders at the 1997 Annual Meeting.

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT.

     Base salaries are designed to help attract and retain key management talent. They are derived in part from salary range guidelines developed for each position in accordance with the Company's Compensation Policy.

     The salary ranges are periodically reviewed and compared to the salaries paid for comparable positions by competitors in the S&P Publishing/Newspaper Index (which is one of the indexes used for comparative purposes in the graph under the caption "Comparison of Shareholder Return" on p. 11) and with companies of comparable size in the media industry. Companies with comparable revenues in other industries are also surveyed to ensure that salary ranges are competitive in the overall marketplace.

     Other factors used to establish competitive salary ranges include internal job values as determined by senior management and the state of the economy in the Company's markets. Since the Company is both larger than and has outperformed its competitors and because of general compensation practices in the media industry, the Company has sought to place its salaries generally above the median for the comparative companies.

     In establishing salaries for executive officers, the Committee considered the Company's performance, individual performance and experience and the chief executive's recommendations without assigning relative weight to them, though the most important factor was the Committee members' subjective judgments about the appropriate level of salary to motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including the chief executive officer, are as follows:

                             NAME                           1994 SALARY       1995 SALARY
        ----------------------------------------------      -----------       -----------
        John J. Curley................................       $ 800,000         $ 800,000
        Douglas H. McCorkindale.......................         650,000           650,000
        Gary L. Watson................................         440,000           460,000
        Cecil L. Walker...............................         335,000           350,000
        Thomas Curley.................................         320,000           335,000

     Although it is the Committee's view that salary increases were merited for Mr. John Curley and Mr. McCorkindale, again in 1995 they refused to accept increases, as a way to signal fiscal conservatism and cost containment, and the Committee reluctantly honored their request. Mr. Curley and Mr. McCorkindale have employment contracts, described more fully on pp. 14 and 15, which provide for the minimum salary levels listed above but which had no other impact on the Committee's deliberations.

EXECUTIVE INCENTIVE BONUS PLAN: TO MOTIVATE YEAR-TO-YEAR.

     Annual bonuses paid under the Executive Incentive Plan serve to drive performance, motivate executive officers and reward them for good performance. The goal of the Executive Incentive Plan is to reward higher performing operating units and individuals with a greater percentage of the total bonus fund available. Bonus amounts can be and are quite volatile. Bonuses are determined by an individual performance rating that is applied to a potential bonus range established as a percentage of salary.

     The bonuses paid to executive officers for services in 1995 were determined on the basis of individual performance in the areas of profit, product and people and, depending on the executive's responsibilities, on the performance of the executive's business unit or the overall performance of the Company. First, an evaluation of division and operating unit performance was made, and the available bonus fund was allocated among the divisions and operating units. Individual bonus amounts then were determined based on performance evaluations conducted by senior management. The Committee's review of the bonuses was subjective, based on their knowledge of the Company, their regular contact with the executives throughout the year and a review of performance, but no relative ranking of various factors was applied.

     In furtherance of the Committee's goal of increasing the ownership of Gannett Common Stock by key executives, 25% of the bonuses for 1995 were paid to them in the form of Gannett Common Stock. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                                  1994 BONUS                 1995 BONUS
                                           ------------------------   ------------------------
                      NAME                   CASH       GCI SHARES       CASH       GCI SHARES
        --------------------------------   ---------    -----------   ----------    ----------
        John J. Curley..................   $ 562,500       3,555       $ 637,500       3,214
        Douglas H. McCorkindale.........     506,250       3,200         581,250       2,930
        Gary L. Watson..................     217,500       1,375         240,000       1,210
        Cecil L. Walker.................     165,000       1,043         187,500         945
        Thomas Curley...................     161,250       1,019         180,000         907

LONG-TERM STOCK INCENTIVE PLAN: TO PROMOTE LONG-TERM GROWTH.

     Long-term stock awards under the 1978 Long-Term Incentive Plan are based upon the performance of Gannett Common Stock and are designed to align shareholders' and executives' interests. They are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company, in order to promote the long-term objectives of the Company. These stock awards may grow in value over time and for that reason represent compensation which is attributed to service over a period of years.

     It is the Committee's view that executive officers should benefit together with shareholders as the Company's stock increases in value. Stock awards successfully focus the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In recent years, the Committee has used two kinds of long-term stock awards: non-qualified stock options and stock incentive rights ("SIRs"). A non-qualified stock option is the right to purchase shares of Common Stock of the Company within a fixed period of time (typically eight to ten years) at the fair market value on the date of grant. Stock incentive rights are the right to receive shares of Common Stock of the Company conditioned on continued employment throughout a specified period (typically four years).

     The Committee decides whether to grant individual long-term stock awards and the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. The Company evaluated the competitive marketplace by examining the companies included in the performance graph and a Towers Perrin Media Survey compiled from data for 26 media companies. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives.

     Long-term awards are not automatically awarded to each executive each year. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards.

     The following chart shows the number of stock options awarded to the five highest paid officers of the Company, including the chief executive officer:

                                                                 1994           1995
                                NAME                           OPTIONS        OPTIONS
        -----------------------------------------------------  --------       --------
        John J. Curley.......................................   125,000        125,000
        Douglas H. McCorkindale..............................   100,000        100,000
        Gary L. Watson.......................................    25,000         36,000
        Cecil L. Walker......................................    12,000         21,400
        Thomas Curley........................................    12,000         18,000

     If the proposed amendments to the 1978 Executive Long-Term Incentive Plan set forth on page 16 of this proxy statement are adopted, no participant in the plan will be eligible to receive awards of stock options in any given year under the Plan in excess of 175,000 shares. In addition the plan will provide for the award of stock options with a term of 10 years.

CHIEF EXECUTIVE OFFICER COMPENSATION:

     As it does each year, the Committee thoroughly reviewed the compensation of John J. Curley, Chairman, President and Chief Executive Officer of the Company and its highest compensated officer. In determining Mr. Curley's compensation, the Committee reviewed the performance of the Company and its earnings per share, stock price, operating income as a percent of sales, and market value. For the 1995 fiscal year, earnings per share increased 5.6%, from $3.23 to $3.41. Operating income as a percent of sales remained constant at 21.3% despite a significant increase in raw material costs in 1995. In addition, the Company's stock price, excluding dividends, increased 15.3%, from $53.25 to $61.375. The S&P Publishing/Newspaper Index increased 23.2% and the S&P 500 Index increased 34.1%. Cumulatively, over the last five years, the Company's stock price, excluding dividends, increased 75.4%, the S&P Publishing/Newspaper Index increased 60.5% and the S&P 500 Index increased 86.5%. In 1995, the Company's total market value increased 12%, from $7.7 billion to $8.6 billion. Each of these factors was subjectively evaluated by the Committee members without giving particular weight to any one or more factors.

     The Committee also reviewed the performance of the Company in connection with its acquisition of Multimedia, Inc. during 1995. The Committee considered the substantial effort involved in the evaluation and management of the winning bid for Multimedia, Inc. and the complexities involved in obtaining the necessary approvals, the financing of the transaction and the initial integration of the businesses of Multimedia into the Company. The Committee also noted the favorable market reaction to the acquisition.

     To assess the competitiveness of Mr. Curley's compensation, the Committee surveyed the compensation levels of chief executive officers of five competitors, all of which are included in the S&P Publishing/Newspaper Index, and of 15 companies with revenues comparable to that of the Company. Mr. Curley's compensation was above the median for the chief executive officers surveyed. The Committee decided that the level of Mr. Curley's compensation is appropriate given the Company's size, its performance and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenue is significantly larger than four of the five competitors surveyed and its net income and earnings per share set new records.

     Since becoming Chairman in 1989, Mr. Curley has asked that his salary not be increased, notwithstanding a strong comparative performance record for the Company. As reported previously, the Committee believed that Mr. Curley's performance during a difficult economy warranted an increase in salary, but the Committee deferred to his request and has not increased his salary since 1989. In light of the Company's excellent 1995 results, however, the Committee granted Mr. Curley a 1995 bonus of $850,000.

     In recognition of Mr. Curley's superior performance and consistent with the Committee's goal of increasing the ownership of Gannett Common Stock by key officers as discussed above, the Committee awarded Mr. Curley 125,000 stock options in December 1995, the same as his 1994 award. It is the Committee's view that the award of these stock options is an effective way of continuing to tie Mr. Curley's financial interest to that of the Company's shareholders, since the value of any future compensation from these stock options will be directly linked to increases in shareholder value. Unless the price of the Company's stock increases, his stock options will be valueless.

     In short, the Committee believes that the Company's performance, Mr. Curley's performance and the competitive market warrant the compensation package approved for him.

                                            Executive Compensation Committee

                                            Thomas A. Reynolds, Jr., Chair
                                            Peter B. Clark
                                            Dolores D. Wharton

                        COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the performance of the Company's Common Stock during the period January 1, 1991 to December 31, 1995 with the S&P 500 Index and the S&P Publishing/Newspaper Index.

     The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P Publishing/Newspaper Index, which also is weighted by market capitalization, includes Gannett Co., Inc., Dow Jones & Company, Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company, and Tribune Company.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Publishing/Newspaper Index at closing prices on December 31, 1990. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock and monthly with respect to the S&P 500 Index and the S&P Publishing/Newspaper Index.

                                                 S&P Publish-
      Measurement Period         Gannett Co.,    ing/Newspaper    S&P 500 In-
    (Fiscal Year Covered)            Inc.            Index            dex
1990                                    100.00          100.00          100.00
1991                                    129.76          121.09          130.47
1992                                    148.69          135.41          140.41
1993                                    172.01          156.83          154.56
1994                                    164.26          144.88          156.60
1995                                    194.05          182.54          215.45

                           SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation paid to the CEO and the four other most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries over the past three fiscal years.

                                                                                          LONG-TERM
                                                   ANNUAL COMPENSATION                   COMPENSATION
                                         ----------------------------------------         AWARDS(3)
                                                                          OTHER     ----------------------
                                                                         ANNUAL     RESTRICTED  SECURITIES   ALL OTHER
                                                                         COMPEN-      STOCK     UNDERLYING    COMPEN-
               NAME AND                            SALARY    BONUS(1)   SATION(2)   AWARDS(4)    OPTIONS     SATION(5)
          PRINCIPAL POSITION             YEAR       ($)        ($)         ($)         ($)         (#)          ($)
--------------------------------------   -----    --------   --------   ---------   ---------   ----------   ---------
John J. Curley........................    1995     800,000   850,000       9,514          0       125,000      60,022
(Chairman, President & CEO)               1994     800,000   750,000      14,737          0       125,000      42,375
                                          1993     800,000   500,000       8,866          0       125,000      42,586
Douglas H. McCorkindale...............    1995     650,000   775,000      17,269          0       100,000      44,206
(Vice Chairman & Chief Financial          1994     650,000   675,000      19,681          0       100,000      43,449
  & Administrative Officer)               1993     650,000   450,000       8,828          0       100,000      44,066
Gary L. Watson........................    1995     460,000   320,000      11,702          0        36,000      28,436
(President/Newspaper Division)            1994     440,000   290,000      16,878          0        25,000      28,845
                                          1993     420,000   250,000       8,179          0        30,490      29,627
Cecil L. Walker.......................    1995     350,000   250,000       6,350          0        21,400      23,485
(President/Broadcasting Division)         1994     335,000   220,000       5,760          0        12,000      21,672
                                          1993     320,000   180,000       4,817          0        13,300      21,740
Thomas Curley(6)......................    1995     335,000   240,000       6,472          0        18,000      14,815
(President & Publisher                    1994     320,000   215,000       5,760          0        12,000      12,468
  USA TODAY)                              1993     305,000   175,000       3,600          0        13,300      13,476

---------------

(1) Bonus awards may be in the form of cash, deferred cash or shares of Gannett Common Stock. Bonuses to executive officers were paid 25% in Gannett Common Stock and 75% in cash.

(2) This column includes (a) amounts paid by the Company under the Medical Reimbursement Plan and (b) amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 1978 Executive Long-Term Incentive Plan, stock awards in the form of stock options, alternate appreciation rights, performance bonus units, option surrender rights and stock incentive rights ("SIRs") may be granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company.

(4) Reported in this column would be SIRs awarded to the five named officers and valued at the market price of the underlying stock on the date of grant, except that no awards were made to the five named officers in the last three years. SIRs are rights to receive shares of Common Stock, without any payment to the Company, conditioned only on continued employment throughout a specified period, typically four years. During the incentive period, the holder of SIRs is entitled to receive from the Company cash payments equal to the cash dividend the Company would have paid to such holder had he or she owned the shares of Common Stock issuable under the SIRs. In 1993, the Company discontinued the award of SIRs to the named officers and adjusted the award of stock options. The five named officers respectively held in the aggregate the following SIRs which were valued at the end of the 1995 fiscal year as follows: John Curley--12,000 shares valued at $736,500; Mr. McCorkindale--8,000 shares valued at $491,000; Mr. Watson--3,000 shares valued at $184,125; Mr. Walker--1,500 shares valued at $92,062; and Thomas Curley--1,200 shares valued at $73,650.

(5) This column includes the full amount of the annual premiums paid by the Company on life insurance policies which are individually owned by the five named officers, as follows: John Curley--$57,548; Mr. McCorkindale--$42,093; Mr. Watson--$26,368; Mr. Walker--$21,402; and Thomas Curley--$12,728. The column also includes the fair market value of Gannett Common Stock received by each of the five named officers as matching contributions from the Company under its 401(k) plan. The individual values of these matching contributions are as follows: John Curley--$2,474; Mr. McCorkindale--$2,113; Mr. Watson--$2,068; Mr. Walker--$2,083; and Thomas Curley--$2,087.

(6) Thomas Curley and John Curley are brothers.

                               OPTION GRANT TABLE

     The following Option Grant Table includes columns designated "Potential Realizable Gain." The calculations in those columns are based on hypothetical 5% and 10% growth assumptions proposed by the Securities and Exchange Commission. There is no way to anticipate what the actual growth rate of the Company's stock will be.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                            INDIVIDUAL GRANTS
                           ---------------------------------------------------     POTENTIAL REALIZABLE
                           NUMBER OF                                              VALUE AT ASSUMED ANNUAL
                           SECURITIES     % OF TOTAL                               RATES OF STOCK PRICE
                           UNDERLYING      OPTIONS       EXERCISE                      APPRECIATION
                            OPTIONS       GRANTED TO     OR BASE                      FOR OPTION TERM
                            GRANTED       EMPLOYEES       PRICE     EXPIRATION   -------------------------
          NAME                (#)       IN FISCAL YEAR    ($/SH)       DATE        5%($)          10%($)
-------------------------  ----------   --------------   --------   ----------   ----------     ----------
John J. Curley...........    125,000         12.11        $64.00      12/12/03    3,820,000      9,148,750
Douglas H. McCorkindale..    100,000          9.68        $64.00      12/12/03    3,056,000      7,319,000
Gary L. Watson...........     36,000          3.49        $64.00      12/12/03    1,100,160      2,634,840
Cecil L. Walker..........     21,400          2.07        $64.00      12/12/03      653,984      1,566,266
Thomas Curley............     18,000          1.74        $64.00      12/12/03      550,080      1,317,420

     The total potential gain for all five named executives over the eight-year term of the stock options would be .2 of one percent of the total gain in the Company's stock value. If the stock value were to appreciate 5% over the eight-year term of the options, the value of all shares owned by the Company's shareholders would grow from $9.0 billion to $13.3 billion, a gain of $4.3 billion. If it were to appreciate 10%, the value of all outstanding shares would grow from $9.0 billion to $19.3 billion, a gain of $10.3 billion.

(1) Reported in this table are stock options awarded to the five named officers. Pursuant to the 1978 Executive Long-Term Incentive Plan, stock options vest in 25% increments each year after the date of grant. Accordingly, 25% of an award of stock options made in the last fiscal year may be exercised on December 12, 1996, 50% on December 12, 1997, and 75% on December 12, 1998. On December 12, 1999, the stock options awarded last year become exercisable in full. For each stock option granted last year, an option surrender right ("OSR") was granted in tandem. In the event of a change in control of the Company, the holder of an OSR has the right to receive the difference between the exercise price of the accompanying stock option and the fair market value of the underlying stock at the time of the exercise of the OSR. Upon the exercise of an OSR or a stock option, the accompanying stock option or OSR (as the case may be) is automatically cancelled.

                               STOCK OPTION TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                      OPTIONS AT FY-END                   AT FY-END
                     SHARES                                  (#)                             ($)
                   ACQUIRED ON       VALUE       ----------------------------    ----------------------------
       NAME        EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------ -----------    -----------    -----------    -------------    -----------    -------------
John J. Curley....    55,000      $ 1,195,277      418,750         306,250       $ 6,924,218     $ 1,941,406
Douglas H.
  McCorkindale....    27,500          464,346      266,250         243,750         4,033,750       1,540,625
Gary L. Watson....    36,000          461,624       54,745          75,245           619,532         406,907
Cecil L. Walker...         0                0       37,250          39,050           564,967         186,193
Thomas Curley.....     7,000          152,437       37,985          35,025           652,883         179,943

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has a Transitional Compensation Plan (the "Plan") which provides termination benefits to key executives of the Company and its subsidiaries who are actually or constructively terminated without cause within two years following a change in control of the Company. Participants who elect to terminate their employment during the 30-day period following the first anniversary of the change in control will also qualify for benefits under the Plan. A participant entitled to compensation under the Plan will receive (i) all amounts to which the participant is entitled through the date of termination under any compensation arrangement or benefit plan; (ii) a severance payment which will equal two to three years' salary and bonus compensation, depending on years of prior service; (iii) life insurance and medical benefits for the same period; (iv) the extra retirement plan benefits a participant would have received had his or her employment continued for such two-to-three-year period; and (v) an amount that, after income and additional excise taxes, will equal the amount of any excise tax imposed on the severance payment by Section 4999 of the Internal Revenue Code of 1986. All executive officers included in the Compensation Tables are covered by the Plan.

     The Company has a contract with Mr. John Curley that provides for his employment as Chairman, President and Chief Executive Officer, or in such other senior executive position as mutually agreed upon, until the earlier of his normal retirement date or four years after notice of termination. During the period of his employment, Mr. Curley will receive an annual salary of $800,000 per annum or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. In the event that Mr. Curley's employment is terminated without cause, he shall be entitled to receive his annual salary for the balance of the term, subject to his fulfilling certain specified obligations. The contract also allows Mr. Curley to terminate his employment with the Company if there has been a change in control of the Company, as defined in detail in the contract. In the event that, within 24 months after a change in control, he elects to terminate his employment or in the event his employment is terminated by the Company for other than cause during that period, he will be entitled to the following: (i) continued payment through the contract term of his salary at the higher of the annual rate in effect on the date of the change in control, or the rate in effect on the date his employment is terminated; (ii) continued payment for the period through the contract term of an annual bonus at a rate equal to the highest annual bonus paid to him with respect to the three years preceding termination; (iii) continuation of insurance and similar benefits; (iv) payment on a monthly basis of a supplemental retirement benefit to make up the difference between his actual payments under the Company's retirement plans and the payments that would have been made under the plans if he had remained an employee through the contract term; (v) any Performance Units and Stock Incentive Rights previously awarded to Mr. Curley under the 1978 Executive Long-Term Incentive Plan (the "Plan") shall be deemed to have been earned by him; (vi) to the extent permissible under the Plan or other applicable plans, he also shall be entitled immediately to exercise in full, or to surrender and receive the value of, all stock options or related alternate appreciation rights under those plans; and
(vii) receipt of a "gross-up" payment with respect to income and excise taxes payable by Mr. Curley as a result of the foregoing benefits. The post-employment benefits and payments described in this paragraph are in addition to Mr. Curley's benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of over 300% of the employee's average compensation for the last five years and are made pursuant to an agreement, like the employment agreements described in this Proxy Statement, entered into after June 14, 1984.

     Senior company executives, including Mr. Curley, are participants in the Company's Transitional Compensation Plan described above. This plan provides benefits in the event of a change in control comparable to those under Mr. Curley's employment agreement. Mr. Curley's participation in that plan would continue after the expiration of his employment contract.

     The Company has a contract with Mr. McCorkindale that provides for his employment as Vice Chairman and Chief Financial and Administrative Officer or in such other senior executive position as mutually agreed upon, until the earlier of his normal retirement date or four years after notice of termination. During the period of his employment, Mr. McCorkindale will receive an annual salary of $650,000 or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. In the event that Mr. McCorkindale's employment is terminated without cause, he shall be entitled to receive his annual salary for the balance of the term, subject to his fulfilling certain specified obligations. His contract also provides for arrangements in the event of a change in control of the Company comparable to those described above. Mr. McCorkindale also is a participant in the Company's Transitional Compensation Plan discussed above.

     In the event of a change in control of the Company, as defined in the Plan, options and alternate rights will be immediately exercisable in full and stock incentive rights will be deemed to have been earned by Plan participants. In addition, the Plan provides for option surrender rights to be granted in tandem with stock options. In the event of a change in control, option surrender rights permit the employee to receive a payment equal to 100% of the spread between the option exercise price and the highest price paid in connection with the change in control. If option surrender rights are exercised, the related options and performance units are cancelled.

     Effective July 1, 1994, Gannett Broadcasting Group assumed ownership from Post-Newsweek Stations, Inc. of "Inside Washington," a weekly half-hour public affairs program produced by W*USA-TV, the Company's Washington, D.C.-based television station. In connection with this program, Gannett Broadcasting also assumed all obligations under an agreement with CTR Productions, Inc. which provides the services of Carl Rowan as a news and public affairs analyst and commentator for the program. Mr. Rowan, a director of the Company, is the sole shareholder of CTR Productions, Inc. The agreement extends through December 31, 1996, and it provides for annual compensation of $114,000 and $123,000, respectively, during 1995 and 1996.

PENSION PLANS

     The Company has the Gannett Retirement Plan, a defined benefit pension plan in which its officers participate and which is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the highest five consecutive years). The Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable in excess of those limitations will be paid under the Gannett Supplemental Retirement Plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Gannett Retirement Plan and the Gannett Supplemental Retirement Plan to individuals in specified remuneration and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

                                 PENSION TABLE

  FINAL        15 YEARS        20 YEARS        25 YEARS        30 YEARS        35 YEARS
 AVERAGE      OF CREDITED     OF CREDITED     OF CREDITED     OF CREDITED     OF CREDITED
EARNINGS        SERVICE         SERVICE         SERVICE         SERVICE         SERVICE
---------     -----------     -----------     -----------     -----------     -----------
  400,000       120,000         160,000         200,000         214,000         228,000
  500,000       150,000         200,000         250,000         267,500         285,000
  600,000       180,000         240,000         300,000         321,000         342,000
  700,000       210,000         280,000         350,000         374,500         399,000
  800,000       240,000         320,000         400,000         428,000         456,000
  900,000       270,000         360,000         450,000         481,500         513,000
1,000,000       300,000         400,000         500,000         535,000         570,000
1,500,000       450,000         600,000         750,000         802,500         855,000

     The compensation included in the Compensation Tables under salary and bonuses qualifies as remuneration for purposes of the Gannett Retirement Plan and the Gannett Supplemental Retirement Plan. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: John Curley--26, Mr. McCorkindale-- 24, Mr. Watson--26, Mr. Walker--23, and Thomas Curley--23.

                         PROPOSAL 2--AMENDMENT OF 1978
                       EXECUTIVE LONG-TERM INCENTIVE PLAN

     In May, 1978 the shareholders of the Company approved the adoption of the 1978 Executive Long-Term Incentive Plan (the "Plan") and in 1989 extended the term of the Plan and increased the number of shares available under it. The Plan is administered by the Executive Compensation Committee of the Board (the "Committee"), none of whose members is eligible for awards under the Plan. The Committee has adopted an amendment to the Plan that is being submitted for shareholder approval in order to authorize the Company to continue to provide long-term stock based incentives to key management employees who are in a position to make a substantial contribution to the long-term growth and success of the Company.

     The Amendment, if approved by the shareholders, will (i) extend the time during which awards may be made from the last day of the Company's 1997 fiscal year to the last day of the Company's 2007 fiscal year; (ii) increase the maximum aggregate number of shares of Gannett Common Stock that may be issued by 12,000,000; (iii) restrict the granting of options to any participant in any fiscal year to no more than 175,000 shares of Common Stock; (iv) extend the exercise period for any stock options to be issued under the Plan from 8 to 10 years after the date of the grant thereof; and (v) provide that shares of Common Stock subject to a stock option or other award that is cancelled or forfeited be again made available for issuance under the Plan.

     The following is a description of the Plan, as proposed to be amended. In view of the following comprehensive summary of the Plan, the Company believes that inclusion of the full text of the Plan will not substantially further enhance the shareholders' understanding of it and therefore has elected not to include it as an exhibit. Any shareholder may, however, request a copy of the Plan by writing to the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

GENERAL

     The primary purpose of the Plan is to promote the interests of the Company and its shareholders by improving the Company's ability to attract and retain highly talented individuals as key employees and to align the interests of those employees with the interests of shareholders. The effect of the Amendment is to update the terms and benefits of the Plan to reflect recent changes in applicable tax law and to enable the Company to compete more effectively with similar plan changes being made broadly by publicly held companies.

     The Plan is administered by the Committee, which has the authority, among other things, to select the employees or classes of employees eligible to participate in the Plan, to grant awards and to designate the form and amount of such awards. Decisions by the Committee on all matters relating to the Plan, while subject to certain objective standards, are discretionary. No member of the Committee is eligible to receive an award under the Plan or under any other employee benefit plan of the Company or its affiliates.

     Executive officers and other key managerial or professional employees of the Company are eligible to participate in the Plan. In 1995, awards under the Plan were made to those directors who are officers of the Company, to the Company's 25 other executive officers and to approximately 1,060 other employees of the Company and its subsidiaries.

     Awards under the Plan may be in the form of options, alternate appreciation rights, option surrender rights, performance units and/or stock incentive rights, as described below. Approximately 1,177,232 authorized and unissued or treasury shares of Common Stock were available for new grants under the Plan on January 1, 1996. The amendment will increase the amount of shares available for new grants under the Plan by 12,000,000. Any shares of Common Stock subject to an option or stock incentive right which is for any reason terminated, unexercised, canceled, forfeited or expires are again available for issuance under the Plan, as amended.

     The following table sets forth summary information regarding the awards granted in December 1995 to the following persons under the Plan:

                                                               NUMBER     NUMBER    NUMBER
                       PLAN PARTICIPANTS                     OF OPTIONS   OF SIRS   OF OSRS
    -------------------------------------------------------  ----------   -------   -------
    Executive Officers.....................................    489,380      1,120   489,380
    Non-Executive Director Group...........................        N/A        N/A       N/A
    Non-Executive Officer Employee Group...................    529,510    146,310   529,510

(See also, the Option Grant Table on p. 13 of this Proxy Statement for information regarding the grant of options to the five executive officers listed thereon. No SIRs were granted to the most senior executive officers and no Performance Bonus Units or Alternate Rights have been granted under the Plan since 1990 nor are any expected to be granted in fiscal year 1996.)

AWARDS

     The five types of awards available under the Plan are as follows:

     1. Options. A stock option is a right to purchase shares of Common Stock, within a fixed period of time at a price per share equal to the fair market value of the Company common stock on the date of grant. An option may be in the form of either an incentive stock option ("ISO") which complies with Section 422 of the Code, or in the form of a non-qualified stock option ("non-ISO"). Non-ISO's and performance units (as described below) may be awarded separately or in tandem. The Company has not granted any ISO's under the Plan. The number of options granted under the Plan in any fiscal year to any one individual may not exceed 175,000 shares if the amendment is approved. Currently, there is no such per employee restriction.

     Options are exercisable during the period fixed by the Committee, provided that under the Plan, no option may be exercised more than eight (8) years after its date of grant. If the amendment is approved, options may be granted with a ten (10) year term. Unless otherwise determined by the Committee, an option becomes exercisable at the rate of 25% of the total shares subject thereto on each of the first four anniversaries of its date of grant.

     The purchase price of shares subject to an option is fixed by the Committee upon the grant of the option, provided that the option price may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted. The fair market value of the Common Stock underlying the options as of March 1, 1996 was $67.875 per share.

     Payment of the exercise price under any option may be made in cash or, upon the prior approval of the Committee, with shares of the Company's Common Stock valued at fair market value as of the date of exercise of the option. The exercise of any option results in the cancellation of that number of alternate rights, option surrender rights or performance units, if any, issued in tandem therewith equal to the number of shares of Common Stock purchased pursuant to such option.

     ISO's may be awarded separately or in tandem with alternate rights (as described below), but may not be awarded in tandem with non-ISO's or with performance units.

     Except as otherwise determined by the Committee and except in connection with the death, retirement or disability of the optionee, all options terminate upon the termination of the optionee's employment. Upon the death of the optionee, any rights that otherwise would have been exercisable by the deceased may be exercised by the optionee's estate within one year of the optionee's death if within the remaining exercise period of the option. Upon termination of the optionee's employment by reason of permanent disability or retirement, any option that was exercisable as of the date of termination may be exercised by the optionee within 90 days from the date of termination, subject to extension of the exercise period by the Committee for up to three (3) years following such termination of employment, provided that the option may not be extended beyond its initial time.

     2. Alternate Appreciation Rights. Alternate appreciation rights ("alternate rights") were used initially to provide officers who were subject to restrictions on stock trading under rules of the Securities and Exchange Commission with a means of realizing value on an option. Those restrictions were modified in 1990, and no alternate rights have been granted since then. Alternate rights are awarded concurrently with and related to an option, and provide a means of realizing value on the appreciation of shares of Common Stock subject to an option. An alternate right entitles the holder of an option to elect to surrender his or her option in exchange for cash and/or stock, as the Committee may determine, equal to 80% of the amount by which the fair market value of the shares subject to the option on the surrender date exceeds the option price per share.

     Alternate rights are exercisable only to the same extent and on the same terms as the option or options related thereto, and may, in the discretion of the Committee, be made subject to further conditions. The exercise of any alternate right results in the cancellation of an equal number of shares of Common Stock subject to the option related thereto, any option surrender rights related thereto and an equal number of performance units, if any, related to such options. The same terms and conditions as apply to options upon the termination of employment or death of an optionee apply to the exercise of alternate rights.

     3. Performance Units. A performance unit is the right to receive either cash or shares of Common Stock at the end of a specified award period, without any payment to the Company, if predetermined performance objectives are achieved during the award period. A performance unit may be awarded alone or related to an option, but in either case equals one share of Common Stock. The Company has not issued performance units since 1990 and has no present intention to issue such units to any officer or employee. The Company believes it is appropriate to retain the ability to issue performance bonus units when circumstances warrant, however.

     The "Stated Value" of each performance unit is the fair market value of a share of Common Stock on the date of grant. The Stated Value may not exceed 75% of the fair market value of a share of Common Stock on the date the performance unit was granted. The Committee also designates primary and minimum performance targets, expressed in terms of a cumulative average rate of growth in the Company's earnings per share over an award period of up to four years. The primary performance target may range between 12% and 18%. The minimum performance target may range between 8% and 12%. The Committee may, in its discretion, grant awards that contain different performance targets.

     Performance units are earned to the extent performance targets are met at the end of the award period. An award may be earned in full or in part. Payment is made for such units in cash and/or shares of Common Stock, as the Committee may determine. Payment for units awarded alone is subject only to satisfaction of the performance targets by the end of the award period. A one-to-one reduction results either from the payment of related performance units or the exercise of related alternate rights or options and option surrender rights, as the case may be.

     As a general rule, performance units are cancelled upon termination of the holder's employment. The Plan provides, however, for pro rata payment for performance units in the event of death, permanent disability or retirement during an award period. Such pro rata payments will be made at the end of the award period but only to the extent that performance units are paid out generally.

     4. Stock Incentive Rights. Stock incentive rights enable the holder to receive for each such right, without payment, the number of shares of Common Stock issuable thereunder upon the expiration of the incentive period. Stock incentive rights are not awarded in tandem with options, alternate rights, option surrender rights or performance units but may be awarded simultaneously therewith. Neither exercise of an option, alternate right or option surrender right nor payment by the Company of performance units has any effect upon stock incentive rights. No stock incentive rights have been granted to the most senior executive officers in the last three years.

     Upon awarding incentive rights, the Committee specifies the incentive period applicable to such award, which may vary with respect to a certain portion or portions of shares issuable thereunder but is generally four years. Incentive rights become payable under the Plan upon the expiration of the incentive period.

     During the incentive period, the holder of incentive rights is entitled to receive from the Company cash payments equal to the cash dividends the Company would have paid to such holder had he or she owned the shares of Common Stock issuable under the incentive rights.

     As a general rule, incentive rights will be cancelled upon termination of the holder's employment. The Plan provides, however, for pro rata delivery of shares in the event of death, permanent disability or normal retirement during an incentive period.

     5. Option Surrender Rights. In the event of a change in control of the Company, as defined in the Plan, options and alternate rights will be immediately exercisable in full and stock incentive rights and performance units will be deemed to have been earned by plan participants. Payments to participants in respect of such rights are calculated by reference to a change in control price as defined in the Plan which approximates the highest price paid for a share of Common Stock in connection with the change in control. In addition, the Plan provides for option surrender rights to be granted in tandem with stock options which, in the event of a change in control, permit the employee to receive a payment equal to 100% of the spread between the option exercise price and the highest price paid in connection with the change in control. If option surrender rights are exercised, the related options, performance units and alternate rights are canceled.

AMENDMENTS

     The Committee may terminate, modify or amend the Plan at any time and in any respect except that shareholder approval is required to: (i) increase the maximum number of shares of Common Stock which may be issued under the Plan;
(ii) change the class of eligible employees; or (iii) withdraw the authority to administer the Plan to other than a committee consisting of directors ineligible to receive awards under the Plan. Any such termination, modification or amendment will not affect any person's rights to an award granted prior to such action.

FEDERAL INCOME TAX CONSEQUENCES

     The Federal income tax consequences of awards under the Plan to the Company and to the participant are as follows:

          1. A participant will not realize any income, nor will the Company be entitled to a deduction, at the time of the grant of an award.

          2. Upon the exercise of an alternate right, payment for performance units, or the expiration of an incentive period, the holder will recognize ordinary income equal to the cash received plus the fair market value of any shares issued. The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as a participant is considered to have recognized ordinary income.

          3. If a participant exercises a non-ISO, he or she will recognize ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as a participant is considered to have recognized ordinary income.

          4. An optionee receiving an ISO will not be subject to regular Federal income tax upon either the grant of such option or its subsequent exercise. The difference between the exercise price and the fair market value on the date of exercise will, however, be a tax preference item for determining the alternative minimum tax. If the optionee holds the shares acquired upon exercise for more than one year after exercise (and two years after grant), then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option price will constitute long-term capital gain or loss. The Company will not be entitled to a Federal income tax deduction with respect to the grant or exercise of the ISO. If the options cease to be ISO's for any reason, they will be taxed (for both the participant and the Company) as non-ISO's. The Company has not granted any ISO's under the Plan, nor does the Company currently intend to grant any ISO's under the Plan.

          5. The Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to certain "covered employees" as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that compensation attributable to stock option and alternate right awards granted under the Plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. Compensation attributable to performance unit and stock incentive awards granted under the Plan will not be treated as qualified performance-based compensation.

OTHER MATERIAL PROVISIONS

     In the event of any change in the outstanding Common Stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or similar corporate change, adjustments will be made by the Committee in the number of shares of Common Stock issuable under the Plan, the number of shares subject to options and incentive rights previously granted, the number of performance units previously granted and the price of options previously granted so as to preserve the employee's economic interest in the Company. In the event of any "Reorganization Event" or "Change in Control" under the Plan, the Committee may take certain other actions to terminate, accelerate or otherwise modify the terms of any then outstanding awards theretofore made under the Plan.

     The recipient of an award has no rights as a shareholder until certificates for shares of Common Stock are issued. No award under the Plan is assignable or transferable by the recipient except by will or by the laws of descent and distribution.

     The Amendment will become effective upon its approval by the shareholders of the Company. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting will constitute approval of the Amendment. Proxies solicited by the Board of Directors will be voted FOR the foregoing proposal unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting on the proposal, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "against." If a shareholder holds his shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. Broker non-votes will not be counted in determining the number of shares entitled to vote on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT.

                  PROPOSAL 3--ELECTION OF INDEPENDENT AUDITORS

     The Company's independent auditors are Price Waterhouse, independent accountants. At the Annual Meeting, the shareholders will consider and vote upon a proposal to elect independent auditors for the Company's fiscal year ending December 29, 1996. The Audit Committee of the Board of Directors has recommended that Price Waterhouse be re-elected as independent auditors for that year. The Board of Directors unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing unless otherwise indicated.

     Representatives of Price Waterhouse will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     The Company has been informed that shareholders intend to present the following proposals for consideration at the meeting.

             PROPOSAL 4--REPORT ON TOBACCO AND ALCOHOL ADVERTISING

     RESOLVED: That the shareholders urge the board of directors to prepare a report that shows what role the tobacco and alcohol advertisements on Gannett media, including billboards, play in attracting minors to these products.

                PROPOSAL 5--DECLINE TOBACCO ADVERTISING REVENUES

     RESOLVED: That the shareholders urge the board of directors to decline advertising revenues from purveyors of alcohol and tobacco.

     The Company's Board of Directors believes that neither of these resolutions is in the best interests of the Company and its shareholders and they should not be approved and the Board recommends that shareholders vote against Proposals 4 and 5 and your proxy will be so voted unless you specify otherwise.

     Shareholders should note that similar tobacco proposals have come before the shareholders of the Company twice in the last four years. The Company has published these proposals in its proxy statement and distributed them to its shareholders, providing an ample opportunity for their proponents to speak on the issue. The proposals nevertheless were defeated by an overwhelming majority of votes.

     The Company is acting in a socially responsible manner concerning the advertising of tobacco and alcohol products, and sees no rational basis for the additional requirements the proposed resolutions recommend.

     Gannett has an ongoing commitment of responsibility to the communities it serves, and complies with laws applicable to the advertising of tobacco and alcohol products. The Company is extremely sensitive to concerns relating to tobacco and alcohol advertising, and has taken a number of measures which address the concerns expressed in the proposed resolutions.

     Gannett has been an industry leader supporting the Outdoor Advertising Association of America's Code of Advertising Practices, and these standards are carefully followed in all of the Company's outdoor advertising operations. The Code promulgates important advances in outdoor advertising practices and contains general guidelines for outdoor advertising companies.

     Additionally, each year Gannett provides millions of dollars in public service advertisements in all of its radio, television, newspaper and outdoor properties, many of them promoting health-related causes including the American Heart Association, the American Cancer Society, the Alcohol Prevention Partnership and the Partnership for a Drug-Free America.

     Tobacco and alcoholic beverage advertising is integral to the success of outdoor advertising companies, and Gannett could not viably compete in the outdoor advertising market without such revenues. While the Company recognizes the need to accept alcohol and tobacco advertising, it also recognizes the need to be socially responsible in its approach to such advertising and has put in place procedural safeguards to ensure that such advertising is portrayed in a socially responsible manner.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

           PROPOSAL 6--TEAMSTERS' PROPOSAL ON INSIDER TRADING POLICY

     The Company has been advised that the International Brotherhood of Teamsters General Fund intends to present the following proposal at the 1996 Annual Meeting and, if properly presented, shareholders will have the opportunity to vote with respect to such proposal, the Board recommends that shareholders vote against Proposal 6 and your proxy will be so voted unless you specify otherwise:

     Resolved, that shareholders urge the board of directors to adopt a policy of zero tolerance for insider trading by executive employees, and immediately terminate the employment of any executive employee who is convicted of insider trading or enters into a consent decree in which the executive is ordered to pay a fine for insider trading or enjoined from engaging in such trading.

     The Company believes that the Teamsters' proposal is motivated by the Teamsters union's current strike against the Detroit Newspaper Agency, which handles production of The Detroit News, a Gannett newspaper, and The Free Press, a Knight Ridder newspaper, in Detroit, Michigan. This strike, which has been extremely bitter and acrimonious, has lasted for more than eight months. The Company believes that the Teamsters are presenting their proposal solely to attempt to pressure the Company into settling the strike on unfavorable terms. Such a settlement would be beneficial to members of the Teamsters who are also Gannett employees but would be contrary to the best interests of the Company and its shareholders.

     The Company believes that the only difference between Gannett's current policy of zero tolerance for insider trading and that described in the Teamsters' proposal is the type of discipline that may be applied in cases involving insider trading in securities. In the Company's policy, the Board retains a degree of flexibility to be in a position to appropriately assess the facts of individual cases. At this time, the Company believes that the only person who would be affected by the difference in the two insider trading policies is Frank J. Vega. Frank J. Vega is the president of the Detroit Newspaper Agency, the target of the Teamsters' strike. Mr. Vega has been punished financially for an insider trading incident involving an entity unrelated to Gannett. Under the terms of a consent decree, he repaid the profit he made from the transaction plus a substantial penalty and interest. Further, he has been disciplined by the Company: he was removed from the 11-member Gannett Newspaper Operating Committee; he was removed as an insider of Gannett; and he was disciplined financially by the Company. The Board believes that the sanctions imposed upon Mr. Vega as a result of his actions are appropriate. These actions were taken by the Board of Directors after an investigation by the Audit Committee and outside counsel. Thomas Farrell, the other Gannett executive involved in this matter, resigned from the Company shortly after the SEC publicly announced the investigation, and later pled guilty to an insider trading charge.

     We believe that this is a dispute about Frank J. Vega because he has been an effective president of the Detroit Newspaper Agency during a very difficult strike. We believe that the primary motivation of the Teamsters is to attempt to embarrass the Company and force out a talented executive who has been a very effective advocate of management's position in the strike.

     The Board believes that the Teamsters' proposal is motivated by the Teamsters union's own economic interests rather than those of the Company and its shareholders. In addition, the Board believes that Gannett's zero tolerance insider trading policy is more than sufficient, while the Teamsters' proposal would not serve the Company's interests.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6 AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting will constitute approval of a proposal. Proxies solicited by the Board of Directors will be voted AGAINST each of the foregoing shareholder proposals unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "against" a proposal. If a shareholder holds his shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder's shares will not be voted with respect to the proposals and will not be counted in determining the number of shares entitled to vote on the proposals.

     As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

     In order to be eligible for inclusion in the proxy materials for the Company's 1997 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's principal executive offices by November 23, 1996.

     The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph or cable. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, Georgeson & Company, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $10,000, plus out of pocket expenses.

     Copies of the 1995 Annual Report have been mailed to shareholders. Additional copies may be obtained from the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

March 22, 1996

                                  P R O X Y


                              GANNETT CO., INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF SHAREHOLDERS-MAY 7, 1996


        The undersigned hereby appoints John J. Curley and Douglas H. McCorkindale or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company, to be held on May 7, 1996 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

        Nominees for Directors: Meredith A. Brokaw, Peter B. Clark, John J. Curley, Josephine P. Louis

        PLEASE CAST YOUR VOTES ON THE REVERSE SIDE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSALS 4, 5 AND 6. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------





                        (continued from reverse side)

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1.  ELECTION OF DIRECTORS:   VOTE FOR all nominees except those I have listed below:   / /    VOTE WITHHELD from all nominees: / /
    --------------------------------------------------------------------------
2.  PROPOSAL CONCERNING amendments of the 1978 Executive Long-Term Incentive Plan.     / / FOR        / /  AGAINST     / / ABSTAIN
3.  PROPOSAL TO ELECT Price Waterhouse as the Company's Auditors.                      / / FOR        / /  AGAINST     / / ABSTAIN

THE BOARD RECOMMENDS A VOTE "AGAINST" PROPOSALS 4, 5 AND 6.
4.  SHAREHOLDER PROPOSAL for report on tobacco and alcohol advertising.                / / FOR        / /  AGAINST     / / ABSTAIN
5.  SHAREHOLDER PROPOSAL to decline alcohol and tobacco advertising revenue.           / / FOR        / /  AGAINST     / / ABSTAIN
6.  SHAREHOLDER PROPOSAL concerning insider trading policy.                            / / FOR        / /  AGAINST     / / ABSTAIN

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.


                                            I plan to attend the meeting.   /  /

                                            Please sign exactly as name appears
                                            hereon.  Joint owners should each
                                            sign.  When signing as attorney,
                                            executor, administrator, trustee
                                            or guardian, please give full
                                            title as such.

                                            -----------------------------------

                                            -----------------------------------
                                            SIGNATURE(S)         DATE